EXHIBIT 23.1

Consent of Independent Audit Firm

We consent to the incorporation by reference in the Registration Statement on Form S-11 (No. 333-205960) of Griffin-American Healthcare REIT IV, Inc. and in the related Prospectus of our report dated November 29, 2017, with respect to the combined financial statements of Central Florida Senior Housing Portfolio for the years ended December 31, 2016 and 2015, included in this Current Report on Form 8-K/A.

/s/ KMJ Corbin & Company LLP
KMJ Corbin & Company LLP

Costa Mesa, California
January 4, 2018